Attachment 77Q1


AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

	Investment Management Agreement, made as of the 15th day of September, 2004, by and between Homestead Funds, Inc., a Maryland corporation (the "Company"), on behalf of the Small-Company Stock Fund (the "Fund"), and RE Advisers Corporation, a
Virginia corporation (the "Investment Manager").

	WHEREAS, the Company engages in business as an open-end management investment company and is registered as such under the Investment Company Act of
1940, as amended (the "1940 Act"); and

	WHEREAS, the Company is a series type investment company currently consisting of eight series, the Daily Income Fund, the Value Fund, the Short-
Term Bond Fund, the Short-Term Government Securities Fund, the Small-Company
Stock Fund, the Stock Index Fund, the Nasdaq-100 Index
Tracking StockSM Fund, and
the International Stock Index Fund, each with its own investment program, policies, and investment objectives, and restrictions; and

	WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management services and registered as an investment manager under the Investment Advisers Act of 1940, as amended;
and

	WHEREAS, the Company initially retained the Investment Manager to render investment management services (i.e., investment advisory and administrative services) to the Fund pursuant to an agreement dated September
17, 1990, which agreement was
amended and restated as of March 1, 1998 and September
26, 2003, and the parties hereto
have mutually agreed to amend certain terms of that agreement as reflected herein;

NOW THEREFORE, the parties hereto agree as follows:

1.	Duties and Responsibilities of the Investment Manager.

	1.1	Investment Advisory Services.  The
Investment Manager shall act as the
investment manager to the Fund and shall, subject to the supervision of the Company's
Board of Directors, provide the following investment advisory services: (i) formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund's investment objectives, investment program, policies and restrictions, that may be amended and updated, from time to time, to reflect changes in financial and economic conditions;
(ii) make all determinations with
respect to the investment of the Fund's assets in accordance with applicable law and the
Fund's investment objectives, investment program, policies, and restrictions as provided in the Company's Prospectus and Statement of Additional Information, as amended from time to time, provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, and such other limitations as the Board of Directors of the Company may impose by notice in writing to the Investment Manager; (iii) make all determinations as to the purchase and sale of the portfolio securities, including advising the Board of Directors as to certain matters involving the Fund's portfolio securities that are not in the nature of investment decisions; (iv) obtain and evaluate such business and financial information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in discharging its responsibilities under this Agreement; (v) furnish the Board of Directors with periodic reports concerning the
Investment Manager's economic outlook and investment strategy, as well as information concerning the Fund's portfolio activity and investment performance; (vi) determine the creditworthiness of the issuers, obligers, or guarantors of money market and debt securities utilized by the Fund; and (vii) evaluate the creditworthiness of any entities with which the Fund proposes to engage in repurchase transactions. In furtherance of this duty, the Investment Manager, as agent and attorney-in-fact with respect to the Fund, is authorized, in its discretion and without prior consultation with the Fund and the Board of Directors of the Company to buy, sell, exchange, convert for the Fund's use, and otherwise trade in any money market instruments' bonds, and other securities or assets, and to select the broker-dealers, underwriters or issuers to be used and to place orders and negotiate commissions (if any) for the execution of transactions in securities with or through such broker-dealers, underwriters, or issuers.

	1.2	Administrative Services.  In addition
to investment advisory services set
forth above in 1.1, the Investment Manager shall oversee the administration of all aspects of the Company's business and affairs with respect to the Fund and shall provide certain services required for effective administration of the Company with respect to the Fund, in connection therewith, the Investment Manager shall:


            1.2.1	Office and Other Facilities.
Furnish, without cost to the
company, or provide and pay the cost of, such office
 facilities, furnishings, and office
equipment as are adequate for the Company's needs.

            1.2.2	Personnel.  Provide, without
additional remuneration from or other
cost to the Company, the services of individuals to perform all of the
Company's executive, administrative, compliance, and clerical functions that are not covered by 2.2.9 below or performed by or through employees or other persons or agents engaged by the Company (including, e.g., the custodian, accounting services agent, transfer agent, dividend disbursing agent and shareholder servicing agent).

            1.2.3	Agents. Assist the Company in
selecting, coordinating the
activities of, supervising, and acting as liaison with any other persons and agents engaged by the Company, including the Company's custodian, accounting services agent, transfer agent, dividend disbursing agent, shareholder servicing agent, independent accountants, and independent legal counsel. The Investment Manager shall also monitor the functions of such persons and agents, including, in particular, the accounting services agent in its evaluation of the Fund's portfolio securities.

            1.2.4	Directors and Officers.  Authorize
and permit the Investment
Manager's directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in such capacities, without remuneration from or additional cost to the Company.

            1.2.5	Books and Records.  Ensure that
all financial, accounting,
corporate, and other records required to be maintained and preserved by the Company or on its behalf will be maintained and preserved by the Company or on its behalf will be maintained in accordance with applicable laws and regulations and that the Company's corporate existence will be maintained.

            1.2.6	Reports to the Company.  Furnish
to or place at the disposal of the
Company such information, reports, evaluations, analyses, and opinions relating to its administrative functions as the Company may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Company.

            1.2.7	Reports and Filings.  Assist in
the development and preparation of
all reports and communications by the Company to the Fund's shareholders and all reports and filings necessary to maintain the registrations and qualifications of the
Company's shares under federal and state law.

2.	Allocation of Expenses

	2.1	Expenses Paid by Investment Manager.

		2.1.1	Salaries and Fees of Directors
and Officers.  As between the Fund
and the Investment Manager, the Investment Manager shall pay all salaries, expenses and fees, if any of the directors, officers or employees of the Investment Manager who are directors, officers or employees of the Company. The
Investment Manager has obtained
such personnel through an agreement with National Rural
Electric Cooperative
Association, which has primary responsibility for the salaries, expenses and fees of persons provided to serve as directors, officers and employees of the Investment
Manager.

		2.1.2	Waiver or Assumption and Reimbursement
of the Company's
Expenses by Investment Manager. The Waiver of assumption and reimbursement by the
Investment Manager of any expense of the Company that the Investment Manager is not required by this Agreement to waive, or assume and reimburse, shall not obligate the
Investment Manager to waive, or assume or reimburse, the same or any similar expense of the Company on any subsequent occasion, unless so required pursuant to a separate agreement between the Company and the Investment Manager.

		2.1.3	Organizational Expenses.  The
Investment Manager shall pay or
assume all organizational expenses of the Company.

	2.2	Expenses paid by the Company.  The Company,
with respect to the Fund,
shall bear all expenses of its operations and business not specifically waived, assumed or agreed to be paid by the Investment Manager as provided
\in this Agreement or any other
agreement between the Company and the Investment Manager.
In particular, the
expenses hereby allocated to the Company, with respect to the Fund, include, but are not limited to:

		2.2.1	Custody and Accounting Services.
All fees and expenses of
depositories, custodians, accounting service agents, and other agents for the transfer, receipt, safekeeping, servicing of and accounting for the Fund's cash, securities, and other property, including, among other things, fees and expenses for the calculation of standardized effective and compound yield quotations for the Fund, maintenance of ledgers, position and income reports, and settlement of fund purchases and sales.

		2.2.2	Transfer Agency, Shareholder
Servicing, and Dividend
Disbursement. All costs of establishing, maintaining, and servicing accounts of shareholders of the Fund, including the Fund's proportionate share of all fees and expenses of the Company's transfer agent, shareholder services agent, dividend disbursing agent and any other agents engaged by the Company to service such Fund accounts. In addition, the company shall reimburse the Investment Manager and charge to the Fund the Fund's proportionate share of all expenses incurred by the Investment
Manager in responding to telephonic and written inquiries from, and in mailing information to Fund shareholders and others who may request information on behalf of
Fund shareholders, regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance, and general information about the
Fund.

		2.2.3	Shareholder Reports.  All costs of
preparing, setting in type,
printing, and distributing reports and other communications to shareholders of the Fund.

		2.2.4	Prospectuses.  All costs of
preparing, setting in type, printing and mailing to shareholders of the Fund annual or more frequent revisions of the Company's
Prospectus and Statement of Additional Information and any supplements thereto.

		2.2.5	Shareholder Meetings.  All costs
incidental to holding meetings of
shareholders of the Fund, including the printing of notices and proxy materials, and proxy solicitations therefore.

		2.2.6	Pricing and Portfolio Valuation.
All costs of daily valuation of the
individual portfolio securities of the Fund and daily computation of the net asset value per share of the Fund, including (i) a proportionate share of the cost of any equipment obtained by the Company, the Investment Manager or agents of the Company or a proportionate share of the cost of any equipment currently owned by the Investment
Manager that will be used to price the Fund's shares or value the Fund's assets, or (ii) the cost of the services of any agents engaged by the Company for the purpose of pricing
Fund shares or valuing the assets of the Fund.

		2.2.7	Communications.  All charges for
equipment or services used for
communications between the Investment Manager or the Company and the custodian, accounting services agent, transfer agent, shareholder servicing agent, dividend disbursing agent, or any other agent engaged by the Company to provide services to the Fund.

		2.2.8	Independent Legal and Accounting Fees.
The Fund's
proportionate share of all charges for services and expenses of the Company's independent legal counsel and independent accountants.

		2.2.9	Directors' Fees and Expenses.  The
Fund's proportionate share of
all compensation of directors (other than those directors affiliated with the Investment
Manager), all expenses incurred in connection with their services as directors, and all expenses of meetings of the Board of Directors and committees of the Board of Directors.

		2.2.10	Federal Registration Fees.  The
Fund's proportionate share of all
fees and expenses of maintaining the registration of the Company under the 1940 Act and maintaining the registration of the Fund's shares or registering additional shares of the
Fund under the Securities Act of 1933, as amended
(the "1933 Act"), including all fees
and expenses incurred in connection with the preparation, setting in type, printing, and filing of any post-effective amendments or supplements to the Registration Statement,
Prospectus, and Statement of Additional Information for the Company under the 1933
Act or the 1940 Act that may be prepared from time to time.

		2.2.11	State Registration Fees.  The
Fund's proportionate share of all fees
and expenses of maintaining the registration and qualification of the Company and of the Fund's shares for sale under the securities laws of various states and jurisdictions and registering and qualifying additional shares of the Fund, and of maintaining the registration and qualification of the Company under all other laws applicable to the Company or its business activities.

		2.2.12	Issue, Redemption, and Transfer
of the Fund's Shares.  All
expenses incurred in connection with the issue, redemption, and transfer of the Fund's shares, including the expenses of confirming all share transactions and of transmitting share certificates for the Fund.

		2.2.13	Bonding and Insurance.  All
expenses of bond, liability, and other
insurance coverage required by law or regulation or deemed advisable by the Board of Directors of the Company, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Fund in a manner approved by its Board of Directors.

		2.2.14	Brokerage Commissions.  All
brokers' commissions, if any, and
other charges incident to the purchase or sale of the Fund's portfolio securities.

		2.2.15	Taxes.   The Fund's proportionate
share of all taxes or
governmental fees payable to federal, state or other governmental agencies, domestic or foreign, including issue, stamp, or transfer taxes.

		2.2.16	Trade Association Fees.  The
Fund's proportionate share of all
fees, dues and other expenses incurred in connection with the Company's trade association or other membership in any investment organization.

		2.2.17	Nonrecurring and Extraordinary
Expenses.  The Fund's
proportionate share of such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, directors, employees, and agents.

3.	Management Fees.

	3.1	Compensation.  The Company, with
respect to the Fund, shall pay the
Investment Manager as compensation for all services rendered, facilities provided and expenses waived or assumed and reimbursed by the Investment Manager, investment management fees computed as follows, based on the value of the average daily net assets of the Fund:

		3.1.1	Rate.  The fees with respect
to the Fund shall be at the following
annualized rates: 0.85% of average daily net assets up to $200 million; 0.75% of average daily net assets in excess of $200 million.

		3.1.2	Method of Computation.  The
fee shall accrue each calendar day
and the sum of the daily fee accruals for the Fund shall be paid monthly to the Investment
Manager in arrears within 30 days after the last business day of the relevant month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for the Fund, described in subparagraph 3.1.1, above, and multiplying the product by the net assets of the Fund as determined in accordance with the Company's Prospectus as of the close of business on the previous business day on which the Company was open for business.

		3.1.3	Proration of Fee.  If this
Agreement becomes effective or
terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

4.	Brokerage.   Subject to seeking best execution,
and subject to any policies or
procedures as then approved by the Company's Board of Directors, the Investment
Manager, in carrying out its duties under Paragraph 1.1, may cause the fund to pay a broker-dealer which furnishes brokerage and research services (as such services are defined under Section 28(e) of the Securities Exchange
Act of 1934, as amended (the
"1934 Act")) a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage and research services or which furnished brokerage and research services deemed to be of lesser value, if the Investment Manager determines in good faith that the amount of such commission
\is reasonable in relation to
the value of the brokerage and research services provided by the broker-clearer viewed in terms of either that particular transaction or the overall responsibilities of the Investment
Manager with respect to the other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).

5.	Investment Manager's Use of the Service of Others.
The Investment Manager
may at its own cost (except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment
Manager or the Company with
(i) such statistical and other factual information; (ii) s uch advice regarding economic factors and trends; (iii) such advice as to occasional transactions in specific securities;
(iv) or such other information, advice or assistance as the Investment Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Fund, or in the discharge or the Investment
Manager's overall responsibilities with respect to the other accounts which it serves as an investment manager.

6.	Ownership of Records.  All records required
to be maintained and preserved by
the Company, with respect to the Fund, pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section
31(a) of the 1940 Act and
maintained and preserved by the Investment Manager on behalf of the Company, with respect to the Fund, are the property of the Company and shall be surrendered by the Investment Manager promptly on request by the Company.

7.	Reports to Investment Manager.  The Company
shall furnish or otherwise make
available to the Investment Manager such Prospectuses, Statements of Additional
Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Company, with respect to the Fund, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.	Services to Other Clients.  Nothing herein
contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment counselor to other persons, firms or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Company.

9.	Limitation of Liability of Investment Manager.
Neither the Investment Manager
nor any of its officers, directors, or employees, nor any persons performing executive, administrative, trading, or other functions for the Company, with respect to the Fund or the Investment Manager (at the direction or request of the Investment Manager) in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company, with respect to the Fund, in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Company or from reckless disregard by the Investment
Manager or any such persons of the duties of the Investment Manager under this
Agreement.

10.	Term of Agreement.  This Agreement shall
have a term of 12 months beginning
on the first day of the month following the affirmative vote of a majority of the outstanding voting securities of the Fund approving this Agreement. This Agreement shall thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and in either event by the vote of a majority of the Board of Directors of the Company who are not "interested persons" (as defined in the 1940 Act and rules thereunder) of any such party, cast, in person, at a meeting called for the purpose of voting on such approval.

	Any approval of this Agreement by the
holders of a majority of the outstanding shares (as defined in the 1940 Act and rules thereunder) of the Fund shall be effective to approve or continue this Agreement with respect to the Fund, notwithstanding (i) that a comparable agreement has not been approved by the holders of a majority of the outstanding shares of any other series of the Company and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Company, unless such approval shall be required by any other applicable law or otherwise. The
Investment Manager shall furnish to the Company, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

11.	Amendment and Assignment of Agreement.  This
Agreement may not be
amended without the affirmative vote of a majority of the outstanding voting securities of the Fund, and this Agreement shall automatically and immediately terminate in the event of its assignment.

12.	Termination of Agreement.  This Agreement
may be terminated by either party
hereto, without the payment of any penalty, upon 60 days prior notice in writing to the other party; provided, that in the case of termination by the Company such action shall have been authorized by resolution of a majority of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

13.	Miscellaneous.

	13.1	Captions.  The captions in this
Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

	13.2	Interpretation.  Nothing herein
contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

	13.3	Definitions.	Any question of
interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities", "interested person",
"assignment", and "affiliated person" shall have the meanings assigned to them by
Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940
Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.



	IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.



ATTEST:				HOMESTEAD FUNDS, INC.
				on behalf of the Small-
				CompanyStock Fund


/s/ Hope L. Saxton		By: /s/Denise Trujillo
Hope L. Saxton, Secretary	Denise Trujillo,
				Vice-President and Counsel



ATTEST:				RE ADVISERS CORPORATION




/s/ Hope L. Saxton		By: /s/ Peter R. Morris
Hope L. Saxton, Secretary	Peter R. Morris, President